                                                                   EXHIBIT 10.35
                                             (Translated from German to English)
"VT_PRODAC.Ii"


                               LEASE CONTRACT


                               by and between

                             Kasbach + Wirt GbR
                             Max-Planck-Str. 38
                                50858 Cologne

                                 - Lessor -


                                     and


                                 PRODAC GmbH
                             Max-Planck-Str. 38
                                50858 Cologne

                                 - Lessee -



The parties entered into a lease contract dated December 15, 1993. In the following, (S) 3 of said lease contract is rendered more precise and redrafted hereby. The provision shall take effect starting January 1, 1994. This modification agreement shall become an integrated component of the contract dated December 15, 1993.

The contract dated 12/15/93 shall otherwise remain in effect without modification.
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                                      2


             (S) 3 RENT, ANCILLARY CHARGES AND SECURITY DEPOSIT

1.   The monthly rent shall be

1,928 m/2/ office space         DM 23.00 per m/2/   DM 44,344.00
248 m/2/   office space         DM 26.00 per m/2/   DM  6,448.00
1,168 m/2/ workshop space       DM 17.00 per m/2/   DM 19,856.00
466 m/2/   hall space           DM 11.00 per m/2/   DM  5,126.00
                                                    ------------
                        Subtotal:                   DM 75,774.00
 50 parking spaces              DM 65.00 per m/2/   DM  3,250.00
                                                    ------------
                        Total:;                     DM 79,024.00
                                                    ============

     The statutory value-added tax (currently 15%) and the heating and ancillary cost advance shall be added thereto.

2. If the cost of living index determined by the Federal Office of Statistics (4-person middle-income working household with a head of household who is the sole provider, basis 1985 = 100) increases or decreases by more than 10 points, the rent shall change in accordance with the change which has occurred in the standard of living index.

     The basis for the calculation shall be the index on [crossed out by hand:] December 15, 1993.
     [handwritten interlinear insertion:  1/1/94  W]

     The change in rent shall take effect without any action by the parties at the beginning of the following month for which the change of the cost of living index is determined by the Federal Office of Statistics. A new rent change shall take place if, following a rent adjustment, the index once again changes by 10 points.

     The rent change may be asserted retroactively.

     The contracting parties are in agreement that this value security clause shall require the approval of the competent Central State Bank. If such approval is denied, this provision shall be replaced by an agreement which comes as close as possible to the economic intent of the lapsed provision.


3. The Lessee may set counterclaims off against the rent claim or assert a right to reduce or retain rent only if the counterclaim or the right to reduce or retain rent has been acknowledged or established by final judicial determination. An offset or the assertion of a right to reduce or retain rent shall be announced to the Lessor in writing upon one month's notice.


4. All payments by the Lessee shall be charged to outstanding rents in the following sequence:

     -  outstanding ancillary charges
     -  current rent
     -  current ancillary costs
     -  interest
     -  costs, particularly legal prosecution costs.

5. The ancillary costs for the property shall correspond to the 2nd Calculation Regulations and shall be paid separately in addition to rent in accordance with the administrative invoice which shall be prepared annually.

6. Among other things, said ancillary costs shall relate to a pro rata share of the following:

     -  custodian, if any
     -  multiple protection building insurance
     -  glass breakage insurance with DM 1,000.00 deductible
     -  liability insurance
     -  municipal fees and charges, including local property tax
     -  water
     -  waste water disposal
     -  garbage pick-up
     -  chimney and street cleaning
     - operation, maintenance and service of elevators and other facilities used by the Lessee
     -  community antenna facility
     -  building cleaning

     In addition, the Lessee shall bear a pro rata portion of the costs of building management. Pursuant to the heating cost regulations, ancillary costs shall also include the cost for the operation and service of the heating equipment, as well as the annual heating costs allocation and invoicing by a specialized firm.

     The ancillary costs shall be allocated to the Lessee according to the size of its heatable leased space in relation to overall leased space. The allocation shall be carried out by means of a heating quantity meter.

6. [crossed out by hand] Billing for ancillary costs shall be made at the end of each calendar year. [handwritten interlinear insertion:] The billing period for ancillary costs shall correspond to the calendar year. W

     In the event that the heating costs invoice is issued separately through a specialized firm, the time of billing may change.

     THE LESSEE SHALL MAKE A MONTHLY ANCILLARY AND HEATING COST PREPAYMENT OF DM
     3.50 PER M/2/ OF LEASED SPACE, PLUS VALUE-ADDED TAX AT THE STATUTORY RATE, TOGETHER WITH ITS RENT PAYMENT. This sum may be raised or lowered by the Lessor in a reasonable manner at any time depending on the amount of actual costs.

7. Rent, along with the aforementioned ancillary and heating costs prepayments, shall be transferred to the account of the Lessor on a monthly basis in advance, but no later than the 5th working day of each month.

                 ACCOUNT NO. 4362463 AT STADTSPARKASSE KOLN
                          BANK WIRE NO. 370 501 98

     All increased charges which arise in connection with the aforementioned ancillary costs after the conclusion of the contract may be allocated by the Lessor on a pro rata basis. Fire insurance premium surcharges to the basic premium shall be borne by the lessee for whose company they were required.

Cologne, October  7 , 1996
                 ---



Kasbach + Wirt GbR                  PRODAC GmbH
Max Planck Str. 38                  Max Planck Str. 38
50858 Cologne                       50858 Cologne
R. Kasbach/H. Wirt                  R. Kasbach/H. Wirt
/s/ R. Kasbach                      /s/ R. Kasbach
/s/ H. Wirt                         /s/ H. Wirt

- Signature of Lessor -             - Signature of Lessee -